Exhibit 99.1

                                  NEWS RELEASE

For Release:      For Immediate Release
Contact:          Ray Singleton
                  (303) 296-3076

                     Basic Earth Updates Exploration Efforts

Denver, Colorado, January 17, 2005 - Basic Earth Science Systems, Inc. (Basic or the Company) (OTCBB: BSIC) reported today that the Company's "3-D Bright Spot" prospect, located in Liberty County, Texas, resulted in a dry hole and the well has been plugged and abandoned. While the target Cook Mountain formation sand was present and gas bearing, the reservoir size and accumulation was deemed to be too small to justify further expenditures. The Company had a 7.5 percent working interest in this venture and now expects prospect fees, acreage and drilling costs to be $195,000, slightly less than the $210,000 that was budgeted.

In Montana, the Company's previously disclosed dual-lateral, horizontal Bakken formation test, the Halvorsen 31X-1, is currently drilling its second lateral, having finished the first lateral last week. To this point, progress, expenditures and quality of oil and gas indicators meet or are better than initial expectations. Basic has an approximate 26 percent interest in the well and expects to spend $675,000 on drilling and completion costs. The Halvorsen 31X-1 is operated by Headington Oil, L.P.

"While the Liberty County well was a disappointment, our progress and early indications on our Bakken horizontal well are truly exciting," said Ray Singleton, president of Basic. "With a much larger interest and a larger reservoir potential, the Halvorsen well is where we are focusing our attention. With widely dispersed exposure, our efforts over the next several weeks and months will search for both natural gas and oil and involve both exploration and development drilling activities in North Dakota, Montana and Colorado. We are extremely excited about the significance these opportunities could have on the Company's reserves and future revenues."

Updating previously reported ventures, Basic disclosed that on its Indian Hill project in Williams County, North Dakota, the Lynn #2 well began producing last week from the Nisku and Duperow formations. While the well is producing, artificial lift equipment is still being adjusted and production rates have not yet stabilized. Basic has an approximate 18 percent working interest in the Lynn #2 which is operated by Missouri Basin Well Service, Inc.

Basic is an oil and gas exploration and production company with primary operations in south Texas and in the Williston basin. Basic is traded on the "over-the-counter - bulletin board" under the symbol BSIC.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "if," "potential," "possible," "should," "would," "may," "will," "anticipate," "estimate," "expect," "intend" or "continue," or comparable words. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company's Quarterly Reports on Form 10-QSB for the quarters ended June 30 and September 30 in addition to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.